Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2019 Second Quarter Results

Company Accelerates Business Transformation Priorities

Second quarter highlights, year-over-year

•	Sales increased 4.6 percent to $34.5 billion

•	Operating income decreased 23.3 percent to $1.5 billion; Adjusted operating income decreased 10.4 percent to $1.9 billion

•	EPS decreased 8.3 percent to $1.24; Adjusted EPS decreased 5.4 percent to $1.64

2019 fiscal year guidance

•	Fiscal 2019 adjusted EPS growth expected to be roughly flat at constant currency rates, compared with previous guidance of 7 percent to 12 percent growth

Long-term business model

•	Existing transformation priorities reinforced and accelerated

•	Business model well positioned to deliver sustainable long-term growth in adjusted EPS, at constant currency rates

Transformational Cost Management Program

•	Company increased targeted annual cost savings from in excess of $1 billion to in excess of $1.5 billion by fiscal 2022

DEERFIELD, Ill., April 2, 2019 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2019, which ended February 28, 2019.

Executive Vice Chairman and CEO Stefano Pessina said, “The market challenges and macro trends we have been discussing for some time accelerated, resulting in the most difficult quarter we have had since the formation of Walgreens Boots Alliance. During the quarter, we saw significant reimbursement pressure, compounded by lower generic deflation, as well as continued consumer market challenges in the U.S. and UK. While we had begun initiatives to address these trends, our response was not rapid enough given market conditions, resulting in a disappointing quarter that did not meet our expectations. As a result, we are now expecting roughly flat adjusted EPS growth for fiscal 2019.

“We are going to be more aggressive in our response to these rapidly shifting trends. We are focusing on our operational strengths and addressing weaknesses, making a number of senior appointments to bring change and accelerating the digitalization and transformation of our business. This will include expediting the execution of our partnership initiatives, fully developing our in-store neighborhood health destinations, re-imagining our front end retail offering, optimizing our store footprint and increasing the annual savings goal of our transformational cost management program from in excess of $1 billion to more than $1.5 billion. As a result of these actions, our business model will deliver improved performance in fiscal 2020, positioning us for mid-to-high single-digit growth in adjusted EPS in the following years.”

Overview of Second Quarter Results

Fiscal 2019 second quarter net earnings attributable to Walgreens Boots Alliance decreased 14.3 percent to $1.2 billion compared with the same quarter a year ago, while net earnings per share1 decreased 8.3 percent to $1.24 compared with the same quarter a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 decreased 11.5 percent to $1.5 billion, down 10.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.64, a decrease of 5.4 percent on a reported basis and a decrease of 4.3 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the second quarter were $34.5 billion, an increase of 4.6 percent from the year-ago quarter, and an increase of 6.7 percent on a constant currency basis, including the benefit from acquired Rite Aid stores.

Operating income was $1.5 billion, a decrease of 23.3 percent from the same quarter a year ago, primarily due to operating performance, costs related to the Transformational Cost Management Program and prior year impact of U.S. tax law changes related to AmerisourceBergen. Adjusted operating income was $1.9 billion, a decrease of 10.4 percent from the same quarter a year ago, and a decrease of 9.3 percent on a constant currency basis, primarily due to rising reimbursement pressure in the U.S. pharmacy business with fewer opportunities for mitigation as a result of slowing deflation of generic medications. In addition, performance was impacted by weak comparable store sales in U.S. retail and a challenging market in the UK.

Net cash provided by operating activities was $735 million in the second quarter, and free cash flow was $411 million.

Overview of Fiscal 2019 Year-to-Date Results

For the first six months of fiscal 2019, net earnings attributable to Walgreens Boots Alliance increased 5.1 percent to $2.3 billion compared with the same period a year ago, while net earnings per share1 increased 12.0 percent to $2.42 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 for the first six months of fiscal 2019 decreased 3.6 percent to $2.9 billion, down 2.8 percent on a constant currency basis, compared with the same period a year ago. Adjusted earnings per share for the first six months of fiscal 2019 were $3.09, an increase of 2.8 percent on a reported basis and an increase of 3.6 percent on a constant currency basis, compared with the same period a year ago.

Sales in the first six months of fiscal 2019 were $68.3 billion, an increase of 7.2 percent from the same period a year ago, and an increase of 9.0 percent on a constant currency basis.

Operating income in the first six months of fiscal 2019 was $2.9 billion, a decrease of 11.5 percent from the same period a year ago. Adjusted operating income in the first six months of the fiscal year was $3.7 billion, a decrease of 7.5 percent from the same period a year ago, and a decrease of 6.6 percent on a constant currency basis.

Net cash provided by operating activities was $1.2 billion in the first six months of fiscal 2019, and free cash flow was $401 million, impacted by notable headwinds including cash tax payments, mainly from U.S. tax reform, legal settlements and prior year working capital benefits from the acquisition of Rite Aid stores.

Second Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had second quarter sales of $26.3 billion, an increase of 7.3 percent over the year-ago quarter. Excluding the benefit from acquired Rite Aid stores, organic sales growth was 1.6 percent in the quarter.

Pharmacy sales, which accounted for 71.9 percent of the division’s sales in the quarter, increased 9.8 percent compared with the year-ago quarter, reflecting higher prescription volumes from the acquisition of Rite Aid stores, strong growth in central specialty and a 1.9 percent increase in comparable pharmacy sales. The division filled 286.3 million prescriptions, including immunizations, adjusted to 30-day equivalents in the quarter, an increase of 6.4 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 1.8 percent from the same quarter a year ago.

Retail prescription market share on a 30-day adjusted basis in the second quarter increased approximately 90 basis points over the year-ago quarter to 22.3 percent, as reported by IQVIA.

Retail sales increased 1.3 percent in the second quarter compared with the year-ago period. Comparable retail sales were down 3.8 percent in the quarter, primarily due to a weak cough, cold and flu season compared with the year-ago quarter, continued de-emphasis of select products such as tobacco and a decline in sales of seasonal merchandise.

Gross profit decreased 3.2 percent compared with the same quarter a year ago and adjusted gross profit decreased 3.5 percent, primarily due to reimbursement impacts in pharmacy.

Second quarter selling, general and administrative expenses (SG&A) as a percentage of sales improved 1.4 percentage points compared with the year-ago quarter, due to continued cost saving initiatives, sales mix and bonus accrual reductions. On an adjusted basis, SG&A as a percentage of sales improved 1.4 percentage points in the same period. The second quarter of fiscal 2019 included $40 million of costs related to previously announced store and labor investments.

Operating income in the second quarter decreased 12.6 percent from the year-ago quarter to $1.2 billion. Adjusted operating income in the second quarter decreased 11.9 percent from the year-ago quarter to $1.5 billion, including an adverse impact of 2.4 percentage points due to the store and labor investments mentioned above.

Retail Pharmacy International:

Retail Pharmacy International had second quarter sales of $3.1 billion, a decrease of 7.1 percent from the year-ago quarter, reflecting an adverse currency impact of 5.9 percent. Sales decreased 1.2 percent on a constant currency basis, mainly due to a 1.3 percent decline in Boots UK.

In the UK, comparable pharmacy sales decreased 1.5 percent and comparable retail sales decreased 2.3 percent, with Boots UK broadly maintaining market share amid weakness in its categories.

Gross profit decreased 8.9 percent compared with the same quarter a year ago. On a constant currency basis, adjusted gross profit decreased 1.2 percent, due to lower sales.

SG&A as a percentage of sales increased 0.5 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, was unchanged, with SG&A expenses reduced by 1 percent compared with the year-ago quarter.

Operating income in the second quarter decreased 22.6 percent from the year-ago quarter to $192 million, while adjusted operating income decreased 6.8 percent to $256 million, down 2.1 percent on a constant currency basis. The quarter benefited from phasing from the first quarter and bonus accrual reductions.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had second quarter sales of $5.7 billion, a decrease of 0.3 percent from the year-ago quarter, due to an adverse currency impact of 9.4 percent. On a constant currency basis, sales increased 9.1 percent, primarily reflecting growth in emerging markets and the UK.

Operating income in the second quarter was $100 million, which included $83 million from the company’s equity earnings in AmerisourceBergen. This compared with operating income of $323 million in the year-ago quarter, which included $202 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income decreased 3.3 percent to $225 million due to the impact of currency translation. On a constant currency basis, adjusted operating income increased 3.0 percent, with sales growth and improved SG&A as a percentage of sales more than offsetting lower gross margin.

Company Outlook

The company reduced its adjusted EPS guidance for fiscal 2019, from a range of 7 percent to 12 percent growth, to roughly flat, at constant currency rates. On a reported currency basis, the company anticipates approximately $0.04 cents per share of adverse currency impact.

Long-Term Business Model

The company confirmed its existing transformation priorities and announced it will be taking immediate action to reinforce and accelerate them. With these actions, the company’s business model aims to deliver improved performance in 2020, and mid-to-high single-digit growth in adjusted EPS, at constant currency rates, in the following years.

Transformational Cost Management Program

The company’s global cost review, scheduled for completion by the end of April 2019, has provided sufficient visibility to increase the annual cost savings target from the transformational cost management program from in excess of $1 billion to in excess of $1.5 billion by fiscal 2022. The program includes divisional optimization initiatives, global smart spending, global smart organization and digitalization of the enterprise to transform long-term capabilities.

During the second quarter and since the quarter ended, the company has taken decisive steps to reduce costs in the UK and to optimize the field management structure in the U.S.

The company continues to anticipate that aspects of such initiatives will result in significant restructuring and other special charges as they are implemented. The company has recognized cumulative pre-tax charges of $179 million for the six months ended February 28, 2019. These charges primarily relate to the Pharmaceutical Wholesale and Retail Pharmacy International divisions.

Dividends Declared

During the second quarter, the company declared a regular quarterly dividend of 44 cents per share. The dividend was payable March 12, 2019 to stockholders of record as of February 15, 2019.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, April 2, 2019. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, April 2, 2019 through April 9, 2019, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 1399812.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.
[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook,” “Long-Term Business Model” and “Transformational Cost Management Program” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “transform,” “accelerate,” “model,” “long-term,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union and international trade policies, tariffs and relations, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid, the risks associated with the integration of complex businesses, regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Certain amounts in the tables in the appendix to this press release may not add due to rounding. All percentages have been calculated using unrounded amounts for the three and six months ended February 28, 2019.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25 countries and employ more than 415,000 people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with its equity method investments, has more than 18,500 stores in 11 countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390 distribution centers delivering to more than 230,000 pharmacies, doctors, health centers and hospitals each year in more than 20 countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

Walgreens Boots Alliance is proud to be a force for good, leveraging many decades of experience and its international scale, to care for people and the planet through numerous social responsibility and sustainability initiatives that have an impact on the health and wellbeing of millions of people.

Walgreens Boots Alliance is included in Fortune magazine’s 2019 list of the World’s Most Admired Companies and ranked first in the food and drugstore category. This is the 26th consecutive year that Walgreens Boots Alliance or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Fiona Ortiz International	+1 847 315 6402 +44 (0)20 7980 8585

Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended February 28,		Six months ended February 28,
	2019	2018	2019	2018
Sales	$34,528	$33,021	$68,321	$63,761
Cost of sales	26,773	24,925	52,925	48,324

Gross profit	7,754	8,096	15,395	15,437

Selling, general and administrative expenses	6,320	6,321	12,599	12,231
Equity earnings in AmerisourceBergen	83	202	121	90

Operating income	1,517	1,977	2,918	3,296

Other income (expense)	19	12	45	(122)

Earnings before interest and income tax provision	1,536	1,989	2,963	3,174

Interest expense, net	181	151	342	300

Earnings before income tax provision	1,356	1,838	2,621	2,874
Income tax provision	226	503	406	730

Post tax earnings from other equity method investments	9	14	24	27

Net earnings	1,138	1,349	2,238	2,171

Net earnings (loss) attributable to noncontrolling interests	(18)	—	(41)	1

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,156	$1,349	$2,279	$2,170

Net earnings per common share:
Basic	$1.25	$1.36	$2.43	$2.17
Diluted	$1.24	$1.36	$2.42	$2.16

Weighted average common shares outstanding:
Basic	928.4	991.0	938.3	998.6
Diluted	930.7	995.5	941.1	1,003.3

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$818	$785
Accounts receivable, net	7,828	6,573
Inventories	10,188	9,565
Other current assets	1,016	923

Total current assets	19,851	17,846

Non-current assets:
Property, plant and equipment, net	13,828	13,911
Goodwill	17,027	16,914
Intangible assets, net	11,932	11,783
Equity method investments	6,683	6,610
Other non-current assets	1,114	1,060

Total non-current assets	50,584	50,278

Total assets	$70,434	$68,124

Liabilities and equity
Current liabilities:
Short-term debt	$5,356	$1,966
Trade accounts payable	14,348	13,566
Accrued expenses and other liabilities	5,436	5,862
Income taxes	163	273

Total current liabilities	25,303	21,667

Non-current liabilities:
Long-term debt	12,685	12,431
Deferred income taxes	1,982	1,815
Other non-current liabilities	5,053	5,522

Total non-current liabilities	19,719	19,768

Total equity	25,413	26,689

Total liabilities and equity	$70,434	$68,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended February 28,
	2019	2018
Cash flows from operating activities:
Net earnings	$2,238	$2,171
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	990	858
Deferred income taxes	161	(474)
Stock compensation expense	63	63
Equity (earnings) from equity method investments	(145)	(117)
Other	155	87
Changes in operating assets and liabilities:
Accounts receivable, net	(1,164)	(637)
Inventories	(557)	(314)
Other current assets	(61)	(66)
Trade accounts payable	682	599
Accrued expenses and other liabilities	(542)	188
Income taxes	(522)	903
Other non-current assets and liabilities	(104)	(52)

Net cash provided by operating activities	1,195	3,208

Cash flows from investing activities:
Additions to property, plant and equipment	(793)	(666)
Proceeds from sale of other assets	54	18
Business, investment and asset acquisitions, net of cash acquired	(347)	(3,375)
Other	41	(133)

Net cash used for investing activities	(1,046)	(4,156)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	336	836
Proceeds from debt	6,414	3,089
Payments of debt	(3,117)	(1,279)
Stock purchases	(3,113)	(2,525)
Proceeds related to employee stock plans	138	83
Cash dividends paid	(841)	(815)
Other	67	(5)

Net cash used for financing activities	(115)	(616)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	56
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	34	(1,508)
Cash, cash equivalents and restricted cash at beginning of period	975	3,496

Cash, cash equivalents and restricted cash at end of period	$1,009	$1,988

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” and “Long-Term Business Model” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated stores are not included as comparable stores for the first twelve months after the relocation. Acquired stores are not included as comparable stores for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy International and Pharmaceutical Wholesale divisions. In the second quarter of fiscal 2019 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 7.3 percent, comparable pharmacy sales on a reported currency basis decreased 6.9 percent and comparable retail sales on a reported currency basis decreased 7.6 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 0.3 percent.

Organic sales

Organic sales are defined as sales excluding non-comparable acquisitions and divestitures including joint ventures and are considered a non-GAAP financial measure. The company’s second quarter sales were $34.5 billion, an increase of 4.6 percent over the year-ago quarter. Excluding the impact of currency, sales increased by 6.7 percent. Non-comparable acquisitions and divestitures including joint ventures had a positive impact of 4.2 percentage points, or $1.4 billion.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended February 28,		Six months ended February 28,
	2019	2018	2019	2018
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,156	$1,349	$2,279	$2,170

Adjustments to operating income:
Acquisition-related amortization	123	113	246	198
Transformational cost management	150	—	179	—
Acquisition-related costs	82	65	148	116
Adjustments to equity earnings in AmerisourceBergen	9	(113)	54	76
Store optimization	31	—	51	—
LIFO provision	8	43	48	97
Certain legal and regulatory accruals and settlements[1]	14	90	24	115
Hurricane-related costs	—	—	—	83
Asset recovery	—	(15)	—	(15)

Total adjustments to operating income	417	183	749	670

Adjustments to other income (expense):
Net investment hedging (gain) loss	6	1	2	(33)
Impairment of equity method investment	—	—	—	170

Total adjustments to other income (expense)	6	1	2	137

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	5	—	29

Total adjustments to interest expense, net	—	5	—	29

Adjustments to income tax provision:
Equity method non-cash tax	15	61	19	11
U.S. tax law changes[2]	9	184	(3)	184
Tax impact of adjustments[3]	(81)	(62)	(139)	(185)

Total adjustments to income tax provision	(57)	183	(123)	10

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,522	$1,721	$2,908	$3,016

Diluted net earnings per common share (GAAP)	$1.24	$1.36	$2.42	$2.16
Adjustments to operating income	0.45	0.18	0.80	0.67
Adjustments to other income (expense)	0.01	—	—	0.14
Adjustments to interest expense, net	—	0.01	—	0.03
Adjustments to income tax provision	(0.06)	0.18	(0.13)	0.01

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.64	$1.73	$3.09	$3.01

Weighted average common shares outstanding, diluted	930.7	995.5	941.1	1,003.3

[1]

As previously disclosed, beginning in the quarter ended August 31, 2018, management reviewed and refined its practice to include all charges related to the matters included in certain legal and regulatory accruals and settlements. In order to present non-GAAP measures on a consistent basis for fiscal year 2018, the company included adjustments in the quarter ended August 31, 2018 of $14 million, $50 million and $5 million which were previously accrued in the company’s financial statements for the quarters ended November 30, 2017, February 28, 2018, and May 31, 2018, respectively. These additional adjustments impact the comparability of such results to the results reported in prior and future quarters.

[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.

GROSS PROFIT BY DIVISION

	Three months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,067	$1,179	$511	$(2)	$7,754
Transformational cost management	—	23	—	—	23
Acquisition-related costs	19	—	—	—	19
Store optimization	1	—	—	—	1
LIFO provision	8	—	—	—	8

Adjusted gross profit (Non-GAAP measure)	$6,095	$1,202	$511	$(2)	$7,806

Sales	$26,257	$3,082	$5,738	$(549)	$34,528
Gross margin (GAAP)	23.1%	38.2%	8.9%		22.5%
Adjusted gross margin (Non-GAAP measure)	23.2%	39.0%	8.9%		22.6%

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,267	$1,294	$532	$3	$8,096
Acquisition-related amortization	8	—	—	—	8
LIFO provision	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$6,318	$1,294	$532	$3	$8,147

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Gross margin (GAAP)	25.6%	39.0%	9.2%		24.5%
Adjusted gross margin (Non-GAAP measure)	25.8%	39.0%	9.2%		24.7%

	Six months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$12,067	$2,306	$1,023	$(1)	$15,395
Transformational cost management	—	25	—	—	25
Acquisition-related costs	28	—	—	—	28
Store optimization	1	—	—	—	1
LIFO provision	48	—	—	—	48

Adjusted gross profit (Non-GAAP measure)	$12,144	$2,331	$1,023	$(1)	$15,498

Sales	$51,979	$5,982	$11,446	$(1,086)	$68,321
Gross margin (GAAP)	23.2%	38.6%	8.9%		22.5%
Adjusted gross margin (Non-GAAP measure)	23.4%	39.0%	8.9%		22.7%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$11,869	$2,518	$1,054	$(4)	$15,437
Acquisition-related amortization	8	—	—	—	8
LIFO provision	97	—	—	—	97
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$12,017	$2,518	$1,054	$(4)	$15,585

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Gross margin (GAAP)	25.3%	39.3%	9.2%		24.2%
Adjusted gross margin (Non-GAAP measure)	25.6%	39.3%	9.2%		24.4%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,840	$987	$493	$—	$6,320
Acquisition-related amortization	(79)	(25)	(20)	—	(123)
Transformational cost management	(14)	(16)	(96)	—	(126)
Acquisition-related costs	(63)	—	—	—	(63)
Store optimization	(30)	—	—	—	(30)
Certain legal and regulatory accruals and settlements	(14)	—	—	—	(14)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,640	$946	$378	$—	$5,963

Sales	$26,257	$3,082	$5,738	$(549)	$34,528
Selling, general and administrative expenses percent to sales (GAAP)	18.4%	32.0%	8.6%		18.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	30.7%	6.6%		17.3%

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)[1]	$4,864	$1,046	$411	$—	$6,321
Acquisition-related amortization	(56)	(28)	(21)	—	(105)
Acquisition-related costs	(65)	—	—	—	(65)
Certain legal and regulatory accruals and settlements[2]	(90)	—	—	—	(90)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)[1]	$4,668	$1,018	$390	$—	$6,076

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	31.5%	7.1%		19.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.1%	30.7%	6.8%		18.4%

	Six months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$9,675	$2,036	$889	$(1)	$12,599
Acquisition-related amortization	(155)	(52)	(39)	—	(246)
Transformational cost management	(16)	(42)	(96)	—	(154)
Acquisition-related costs	(120)	—	—	—	(120)
Store optimization	(49)	—	—	—	(49)
Certain legal and regulatory accruals and settlements	(24)	—	—	—	(24)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,311	$1,943	$753	$(1)	$12,006

Sales	$51,979	$5,982	$11,446	$(1,086)	$68,321
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	34.0%	7.8%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	32.5%	6.6%		17.6%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)[1]	$9,339	$2,091	$806	$(5)	$12,231
Acquisition-related amortization	(94)	(54)	(42)	—	(190)
Acquisition-related costs	(116)	—	—	—	(116)
Certain legal and regulatory accruals and settlements[2]	(115)	—	—	—	(115)
Hurricane-related costs	(40)	—	—	—	(40)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)[1]	$8,989	$2,037	$764	$(5)	$11,785

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	32.7%	7.0%		19.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.1%	31.8%	6.7%		18.5%

[1]

The Company adopted new accounting guidance in Accounting Standards Update 2017-07 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Earnings presentation. This change resulted in reclassification of all the other net cost components (excluding service cost component) of net pension cost and net postretirement benefit cost from selling, general and administrative expenses to other income (expense) with no impact on the Company’s net earnings.

[2]	See note 1 on page 12.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended February 28,		Six months ended February 28,
	2019	2018	2019	2018
Equity earnings (loss) in AmerisourceBergen (GAAP)	$83	$202	$121	$90
Acquisition-related amortization	33	29	63	57
LIFO provision	(1)	—	15	(12)
PharMEDium remediation costs	4	—	10	—
Asset impairment	—	—	6	—
Early debt extinguishment	—	5	—	5
U.S. tax law changes	(10)	(152)	(17)	(152)
Litigation settlements and other	(17)	5	(24)	178

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$92	$89	$175	$166

OPERATING INCOME BY DIVISION

	Three months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,226	$192	$100	$(1)	$1,517
Acquisition-related amortization	79	25	20	—	123
Transformational cost management	14	40	96	—	150
Acquisition-related costs	82	—	—	—	82
Adjustments to equity earnings in AmerisourceBergen	—	—	9	—	9
Store optimization	31	—	—	—	31
LIFO provision	8	—	—	—	8
Certain legal and regulatory accruals and settlements	14	—	—	—	14

Adjusted operating income (Non-GAAP measure)	$1,455	$256	$225	$(1)	$1,935

Sales	$26,257	$3,082	$5,738	$(549)	$34,528
Operating margin (GAAP)[2]	4.7%	6.2%	0.3%		4.2%
Adjusted operating margin (Non-GAAP measure)[2]	5.5%	8.3%	2.3%		5.3%

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)[3]	$1,403	$248	$323	$3	$1,977
Acquisition-related amortization	64	28	21	—	113
Acquisition-related costs	65	—	—	—	65
Adjustments to equity earnings in AmerisourceBergen	—	—	(113)	—	(113)
LIFO provision	43	—	—	—	43
Certain legal and regulatory accruals and settlements[4]	90	—	—	—	90
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)[3]	$1,650	$276	$231	$3	$2,160

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Operating margin (GAAP)[2]	5.7%	7.5%	2.1%		5.4%
Adjusted operating margin (Non-GAAP measure)[2]	6.7%	8.3%	2.5%		6.3%

	Six months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$2,393	$270	$255	$—	$2,918
Acquisition-related amortization	155	52	39	—	246
Transformational cost management	16	67	96	—	179
Acquisition-related costs	148	—	—	—	148
Adjustments to equity earnings in AmerisourceBergen	—	—	54	—	54
Store optimization	51	—	—	—	51
LIFO provision	48	—	—	—	48
Certain legal and regulatory accruals and settlements	24	—	—	—	24

Adjusted operating income (Non-GAAP measure)	$2,834	$388	$445	$—	$3,667

Sales	$51,979	$5,982	$11,446	$(1,086)	$68,321
Operating margin (GAAP)[2]	4.6%	4.5%	1.2%		4.1%
Adjusted operating margin (Non-GAAP measure)[2]	5.5%	6.5%	2.4%		5.1%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)[3]	$2,530	$427	$338	$1	$3,296
Acquisition-related amortization	102	54	42	—	198
Acquisition-related costs	116	—	—	—	116
Adjustments to equity earnings in AmerisourceBergen	—	—	76	—	76
LIFO provision	97	—	—	—	97
Certain legal and regulatory accruals and settlements[4]	115	—	—	—	115
Hurricane-related costs	83	—	—	—	83
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)[3]	$3,028	$481	$456	$1	$3,966

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Operating margin (GAAP)[2]	5.4%	6.7%	2.2%		5.0%
Adjusted operating margin (Non-GAAP measure)[2]	6.4%	7.5%	2.5%		6.0%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month periods ended February 28, 2019 includes AmerisourceBergen equity earnings for the periods of October 1, 2018 through December 31, 2018 and July 1, 2018 through December 31, 2018, respectively. Operating income for the three and six month periods ended February 28, 2018 includes AmerisourceBergen equity earnings for the periods of October 1, 2017 through December 31, 2017 and July 1, 2017 through December 31, 2017, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.
[3]	See note 1 on page 15.
[4]	See note 1 on page 12.

ADJUSTED EFFECTIVE TAX RATE

	Three months ended February 28, 2019			Three months ended February 28, 2018
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$1,356	$226	16.7%	$1,838	$503	27.4%
Impact of non-GAAP adjustments	423	84		189	39
U.S. tax law changes	—	(9)		—	(184)
Equity method non-cash	—	(15)		—	(61)
Adjusted tax rate true-up	—	(3)		—	23

Subtotal	$1,779	$283		$2,027	$320

Exclude adjusted equity earnings in AmerisourceBergen	(92)	—		(89)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,687	$283	16.8%	$1,938	$320	16.5%

	Six months ended February 28, 2019			Six months ended February 28, 2018
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$2,621	$406	15.5%	$2,874	$730	25.4%
Impact of non-GAAP adjustments	751	139		836	142
U.S. tax law changes	—	3		—	(184)
Equity method non-cash	—	(19)		—	(11)
Adjusted tax rate true-up	—	—		—	43

Subtotal	3,372	529		3,710	720

Exclude adjusted equity earnings in AmerisourceBergen	(175)	—		(166)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,197	$529	16.5%	$3,544	$720	20.3%

FREE CASH FLOW

	Three months ended February 28,		Six months ended February 28,
	2019	2018	2019	2018
Net cash provided by operating activities (GAAP)[1]	$735	$2,205	$1,195	$3,208
Less: Additions to property, plant and equipment	(324)	(288)	(793)	(666)

Free cash flow (Non-GAAP measure)[2]	$411	$1,917	$401	$2,542

[1]

The company adopted new accounting guidance in Accounting Standards Update 2016-18 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Cash Flows presentation. This change resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Condensed Statement of Cash Flows.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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